Exhibit 10.55

MASTER AMENDMENT TO CERTAIN CONTRIBUTION AGREEMENTS

This Master Amendment to Certain Contribution Agreements (“Amendment”) is made as of the 3rd day of January, 2011, by and between Pacific Office Properties, L.P., a Delaware limited partnership, as assignee of Arizona Land Income Corporation, an Arizona corporation (“Acquiror”), and POP Venture, LLC, a Delaware limited liability company (“Contributor”).

RECITALS:

WHEREAS, Acquiror and Contributor are party to nine separate and distinct Contribution Agreements, each dated as of November 2, 2006 and amended as of November 9, 2007 (collectively, the “Contribution Agreements” and individually, a “Contribution Agreement”) (and, in each instance, the Project (as defined in the Contribution Agreements) that is the subject of that particular Contribution Agreement is also identified (the “Projects”)); and

WHEREAS, pursuant to the terms of each of the Contribution Agreements listed on Exhibit “A” attached hereto and incorporated herein by this reference (and, in each instance, the Project that is the subject of that particular Contribution Agreement is also identified), Contributor has contributed to Acquiror, and Acquiror has accepted the contribution of, the Contributor’s (or that of the designated POP Members’, as defined in the Contribution Agreements) ownership interests in certain POP Affiliates (as defined in the Contribution Agreements), which POP Affiliates are the indirect owners of certain fee simple and leasehold interests in the Projects; and

WHEREAS, Pacific Office Properties Trust, Inc., a Maryland corporation and the sole general partner of the Acquiror, proposes to undertake an underwritten, registered public offering of its common stock, par value $0.0001 per share, pursuant to a Registration Statement on Form S-11 (File No. 333-169729) filed with the Securities and Exchange Commission on October 4, 2010 (the “Public Offering”); and

WHEREAS, it is required to eliminate certain tax protections in the Contribution Agreements relating to the Projects for the benefit of the Contributor in connection with the Public Offering; and

WHEREAS, proceeds from the Public Offering shall be applied to repay and discharge certain indebtedness encumbering three of the Projects (the “Repaid Projects”) contrary to the provisions of the Contribution Agreements; and

WHEREAS, the Contributor benefits from the Public Offering as an existing unitholder of Acquiror, and has accordingly agreed to the required modifications and to consent to the discharge of such indebtedness;

NOW, THEREFORE, in consideration of the foregoing premises, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Acquiror and Contributor hereby agree as follows:

1. Defined Terms. Any capitalized terms used, but not defined, in this Amendment shall be deemed to have the same meanings as are respectively ascribed to each such term in the Contribution Agreements.

2. Amendment Provisions Regarding Partnership Liabilities and Sale of the Project. Effective upon the consummation of the Public Offering, Section 3.8.1 of the Contribution Agreements is hereby amended and restated in its entirety as follows:

3.8.1. For a period of ten (10) years following the Closing, the REIT shall not, and shall cause the UPREIT to not:

(i)	defease or prepay any of the POP Property Indebtedness with respect to the Project other than for purposes of concurrent refinancing of those assets with non-recourse mortgage debt of equal or greater amount;

(ii)	subject the entirety, or any portion, of the Project to cross-default or cross-collateralization with other assets of the UPREIT; and

(iii)	provide any guaranty or additional collateral for any of the assumed debt encumbering the Project.

3. Ratification and Amendment. Acquiror and Contributor hereby ratify and confirm all of the terms and provisions of all of the Contribution Agreements and agree that the terms and provisions of the Contribution Agreements remain in full force and effect without modification or amendment, except as is otherwise expressly set forth in this Amendment.

4. Consent and Acknowledgement. Concurrently with the consummation of the Public Offering, certain indebtedness encumbering the Repaid Projects is expected to be repaid and discharged (and not in connection with a concurrent refinancing). Contributor hereby consents and agrees to such repayment and discharge, and hereby agrees and acknowledges that all notice and input obligations with respect thereto pursuant to the Contribution Agreement have been satisfied. Contributor also acknowledges and agrees that the repayment and discharge of the indebtedness on the Repaid Projects will not cause Contributor to incur any state and federal tax obligations that would be required to be indemnified pursuant to Section 3.8.2(iii) or require any replacement of indebtedness pursuant to Section 3.8.2(ii). Contributor and Acquiror hereby agree that the foregoing sentences shall not constitute a waiver, diminishment, defense or extinguishment of Acquiror’s obligations pursuant to Section 3.8.2 of the Contribution Agreements, which are hereby affirmed and are acknowledged to continue unabated and unaffected until ten (10) years following Closing. Without limiting the generality of the foregoing, Contributor’s opportunity under the Contribution Agreements to replace indebtedness for tax basis purposes with a surrogate for lost basis during this ten (10) year period shall include, at the Contributor’s option, (i) the right to enter into a “bottom dollar guarantee” (whether individually or as part of a group of partners) of indebtedness of the Acquiror or a wholly-owned “pass-through” subsidiary of the Acquiror or (ii) in the event the Acquiror has sufficient recourse debt outstanding and the Contributor agrees in lieu of entering into a bottom dollar guarantee pursuant to clause (i) above, the right to enter into a “deficit restoration obligation”, in each case, in such amount or amounts so as to cause the amount of liabilities allocated to Contributor for purposes of Section 752 of the Code to be equal to the liabilities that would have been allocated to such Contributors had the indebtedness encumbering the Projects not been repaid (with any such allocated liabilities also being structured so as to be considered “at risk” with respect to the Contributor for purposes of Section 465 of the Code) and in each case consistent with the terms and conditions of customary tax indemnity agreements between other publicly traded UPREITs and their property contributors. To minimize the need for Contributor to enter into guarantees or deficit restoration obligations, the Acquiror will use the “additional” method under Treasury Regulation Section 1.752-3(a)(3) to allocate any existing or future nonrecourse liabilities considered secured by any of the Projects to and for the benefit of the Contributor to the extent that the “built-in gain” allocable to the Contributor under Section 704(c) of the Code with respect to such Project exceeds the amount of the nonrecourse liabilities considered secured by such Project allocated to the Contributor under Treasury Regulation Section 1.752-3(a)(2). A bottom dollar guarantee or a deficit restoration obligation shall be presumed to cause a Contributor to be allocated an amount of liabilities equal to such Contributor’s guaranteed amounts of guaranteed debt or such Contributor’s deficit restoration obligation amount, as applicable, for purposes of Sections 465 and 752 of the Code.

5. Condition and Termination. The effectiveness of this Amendment shall be subject to the consummation of the Public Offering. In the event that the consummation of the Public Offering has not occurred on or prior to February 29, 2011, this Amendment shall be void and of no further force and effect, and neither Acquiror nor Contributor shall have any liability or obligation by reason of this Amendment or the termination hereof.

6. Counterparts; Facsimile Signatures. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument. For purposes of executing this Amendment, any signed document transmitted by facsimile machine or e-mail transmission (in either case a “Fax”) shall be considered as an original signature. Any such Fax document shall be considered to have the same binding legal effect as an original document.

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IN WITNESS WHEREOF, the parties hereto have executed this Amendment on the date first above written.

ACQUIROR: PACIFIC OFFICE PROPERTIES, L.P.

By:	Pacific Office Properties Trust, Inc., a Maryland corporation

	By:	/s/ James R. Wolford
Name: James R. Wolford Title: Chief Financial Officer

CONTRIBUTOR: POP VENTURE, LLC, a Delaware limited liability company

By:	POP Funding, LLC, its managing member

	By:	JHS Manager, LLC, its manager

		By:	/s/ Jay H. Shidler
Jay H. Shidler Sole Member

Exhibit ‘A’

1.	Contribution Agreement between Arizona Land Income Corporation and Pop Venture, LLC, dated as of November 2, 2007, for Waterfront Plaza (500 Ala Moana Boulevard, Honolulu, HI 96813) as amended by the Master Amendment to Contribution Agreement, dated as of November 9, 2007 between Arizona Land Income Corporation and POP Ventures, LLC

2.	Contribution Agreement between Arizona Land Income Corporation and Pop Venture, LLC, dated as of November 2, 2007, for Davies Pacific Center (841 Bishop Street, Honolulu, HI 96813) as amended by the Master Amendment to Contribution Agreement, dated as of November 9, 2007 between Arizona Land Income Corporation and POP Ventures, LLC

3.	Contribution Agreement between Arizona Land Income Corporation and Pop Venture, LLC, dated as of November 2, 2007, for Pan Am Building (1600 Kapiolani Boulevard, Honolulu, HI 96815) as amended by the Master Amendment to Contribution Agreement, dated as of November 9, 2007 between Arizona Land Income Corporation and POP Ventures, LLC

4.	Contribution Agreement between Arizona Land Income Corporation and Pop Venture, LLC, dated as of November 2, 2007, for First Insurance Center (1100 Ward Avenue, Honolulu, HI 96814) as amended by the Master Amendment to Contribution Agreement, dated as of November 9, 2007 between Arizona Land Income Corporation and POP Ventures, LLC

5.	Contribution Agreement between Arizona Land Income Corporation and Pop Venture, LLC, dated as of November 2, 2007, for PBN Building (1833 Kalakaua Avenue, Honolulu, HI 96815) as amended by the Master Amendment to Contribution Agreement, dated as of November 9, 2007 between Arizona Land Income Corporation and POP Ventures, LLC

6.	Contribution Agreement between Arizona Land Income Corporation and Pop Venture, LLC, dated as of November 2, 2007, for City Center also know as Clifford Center (810 Richards Street, Honolulu, HI 96813) as amended by the Master Amendment to Contribution Agreement, dated as of November 9, 2007 between Arizona Land Income Corporation and POP Ventures, LLC

7.	Contribution Agreement between Arizona Land Income Corporation and Pop Venture, LLC, dated as of November 2, 2007, for City Square (3800, 3838 and 4000 North Central Avenue, Phoenix, AZ 85012) as amended by the Master Amendment to Contribution Agreement, dated as of November 9, 2007 between Arizona Land Income Corporation and POP Ventures, LLC

8.	Contribution Agreement between Arizona Land Income Corporation and Pop Venture, LLC, dated as of November 2, 2007, for Sorrento Technology Center (10140 and 10180 Canyon Road, San Diego, CA 92121) as amended by the Master Amendment to Contribution Agreement, dated as of November 9, 2007 between Arizona Land Income Corporation and POP Ventures, LLC

9.	Contribution Agreement between Arizona Land Income Corporation and Pop Venture, LLC, dated as of November 2, 2007, for Seville Plaza (5469, 5471 and 5473 Kearny Villa Road, San Diego, CA 92123) as amended by the Master Amendment to Contribution Agreement, dated as of November 9, 2007 between Arizona Land Income Corporation and POP Ventures, LLC